Exhibit 99.1

CRYOPORT CLOSES PRIVATE PLACEMENT

WITH PURCHASE AGREEMENTS FOR $5.0 MILLION

SAN DIEGO, CA – February 17, 2012 — CryoPort, Inc. (OTCBB: CYRX) today announced it has closed a private placement with various accredited investors for gross proceeds of $5.0 million. The Company obtained agreements to purchase 9,119,100 shares of common stock at $0.55 per share. For each share of common stock purchased, investors will receive a warrant to purchase one share of common stock at an exercise price of $0.69 per share, pursuant to a Securities Purchase Agreement.

The Company intends to use the proceeds of the private placement for working capital purposes.

Craig-Hallum Capital Group LLC served as the Company’s placement agent for the transaction and Emergent Financial Group, Inc. as co-placement agent.

This press release is not an offer to sell or the solicitation of an offer to buy securities of the Company. Offers, solicitations of offers and sales of securities issued in the private placement may not be made in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering resales of the securities issued in the private placement.

A summary of the transaction will be included in the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission today.

About CryoPort, Inc.

CryoPort provides leading edge cold chain logistics services through the combination of purpose built proprietary technologies and total turnkey management of the entire process. The CryoPort Express liquid nitrogen based dry vapor shipper is validated to maintain a constant -150°C temperature for a minimum 10-day dynamic shipment duration, and its CryoPortal Logistics Management Platform manages the entire shipment process, including initial order, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. CryoPort’s total turnkey service management approach offers reliability, cost effectiveness, and convenience, while the use of recyclable and reuseable components provides a “green” and environmentally friendly solution. For more information visit www.cryoport.com and the Cold Chain Transport blog at http://www.cryoport.com/biological-shipping-blog/

Forward Looking Statements

Statements in this press release which are not purely historical, including statements regarding CryoPort, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2011 filed with the SEC on June 27, 2011. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.

Contact:

Lippert/Heilshorn & Associates

Don Markley

310-691-7100

dmarkley@lhai.com